Exhibit 23.1

3rd Floor, 44 Esplanade, St.

St. Helier, Jersey, JE49WG

CONSENT OF QUALIFIED PERSON

Jan Coetzee, in connection with the Form 6-K dated as of the date of this consent, filed by Metals Acquisition Limited and any amendments and/or exhibits thereto (collectively, the “Form 6-K”) disclosing the 2023 Mineral Resource and Reserve and Production Guidance (as defined below), consents to:

•	the public filing and use of the report summary titled "2023 Mineral Resource and Reserve and Production Guidance,” effective as of the date of this consent, by Jan Coetzee, (the "Resource and Reserve Update"), with an effective date as of the date of this consent, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form 6-K;

•	the use of and references to his name, including his status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 6-K and any such Resource and Reserve Update; and

•	the information derived, summarized, quoted or referenced from the Resource and Reserve Update, or portions thereof, that was prepared by him, that he supervised the preparation of and/or that was reviewed and approved by him, that is included or incorporated by reference in the Form 6-K.

Dated: 20/04/2024

/s/ Jan Coetzee
Jan Coetzee

Officer of Metals Acquisition Corp. (Australia) Pty Ltd (being a wholly owned subsidiary of Metals Acquisition Limited), a Qualified Person